Exhibit 99.1

SYMMETRY HOLDINGS RECEIVES FINAL REGULATORY
APPROVAL FOR ACQUISITION OF NOVAMERICAN STEEL

New York, NY (October 15, 2007) - Symmetry Holdings Inc. (“Symmetry”) (AMEX: SHJ,
SHJ-U, and SHJ-WS) is pleased to announce that it has received notice from the Minister of
Industry that its offer to acquire all of the issued and outstanding shares of Novamerican Steel
Inc. (“Novamerican”) (NASDAQ: TONS) has been approved by the Minister under the
Investment Canada Act as being of net benefit to Canada. In connection with the approval granted under the Investment Canada Act, Symmetry made commitments to the Minister of
Industry with respect to the growth of Novamerican's Canadian operations that highlight the net benefit to Canada that will result from the transaction. Symmetry previously received clearance under the Competition Act (Canada) and the requisite waiting period under the Hart-Scott-
Rodino Antitrust Improvements Act of 1976 has expired. Accordingly, Symmetry has now received all regulatory approvals necessary to consummate the acquisition of Novamerican.

Symmetry has set October 25, 2007 for its Special Meeting of Stockholders to consider and vote upon the proposal to approve the acquisition of Novamerican. On October 5, 2007, Symmetry first mailed its Notice of Special Meeting and related proxy statement. The close of business on
October 2, 2007 was the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting.

About Symmetry Holdings Inc.

Symmetry is a company formed for the specific purpose of acquiring businesses that are in the basic industries sector. On June 21, 2007, Symmetry entered into an Arrangement Agreement with Novamerican, pursuant to which it plans to acquire all of the outstanding common shares of
Novamerican by way of a court-approved statutory plan of arrangement under the Canada
Business Corporation Act. For additional information on Symmetry Holdings Inc., visit its website at http://www.symmetryholdings.com.

Not a Proxy Statement

This press release is not a proxy statement or a solicitation of proxies from the holders of common stock of Symmetry and does not constitute an offer of any securities of Symmetry for sale. Any solicitation of proxies will be made only by the definitive proxy statement of
Symmetry that has been mailed to all stockholders. In connection with the proposed acquisition,
Symmetry has filed a definitive proxy statement with the Securities and Exchange Commission.
INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE
PROXY STATEMENT, WHICH SYMMETRY HAS MAILED TO ALL ITS
STOCKHOLDERS OF RECORD ON OR AFTER THE RECORD DATE, BECAUSE IT
CONTAINS IMPORTANT INFORMATION ABOUT SYMMETRY, NOVAMERICAN AND
THE PROPOSED ACQUISITION OF NOVAMERICAN. Investors and security holders are able to obtain a free copy of the definitive proxy statement and other relevant materials, and investors and security holders may obtain free copies of other documents filed by Symmetry, at the Securities and Exchange Commission’s web site at http:\\www.sec.gov.

Forward-Looking Statements

This press release contains forward-looking statements, which reflect Symmetry’s current expectations regarding future events. The forward-looking statements involve risks and uncertainties. Actual events could differ materially from those projected herein and depend on a number of factors. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. The reader is cautioned not to rely on these forward-looking statements. Symmetry disclaims any obligation to update these forward-looking statements.

Contact:

Karen G. Narwold, General Counsel, 646-429-1540 (office); 917-207-7924 (cell)